EXHIBIT 99

FOR IMMEDIATE RELEASE


               HUBCO COMPLETES GROWTH BANK MERGER

Mahwah, NJ, October 16, 1995 -- HUBCO, Inc. (NASDAQ: HUBC) today announced that it has completed its merger with Growth Financial Corp. Growth Bank is now part of Hudson United Bank. "This acquisition expands HUBCO's presence in Morris County and marks the entrance of Hudson United Bank into Somerset County," stated HUBCO President and Chief Executive Officer, Kenneth T. Neilson.

The Growth merger increases HUBCO's branch network to 60 locations in the northern New Jersey marketplace. Two new branches are scheduled to open during the first quarter of 1996 along with the acquisition of three New Jersey branches from Crossland Federal Savings Bank. All branches of Growth are now branches of Hudson United Bank.

"We believe that Growth's customers will benefit from this merger not only through the convenience of a larger branch network but also from the investments which HUBCO has made in technology and new products which will be available to Growth customers," commented Mr. Neilson.

Under the terms of the Agreement, Growth shareholders will receive .69 shares of HUBCO common stock in exchange for each share of Growth common stock.

HUBCO, Inc., with assets of approximately $1.8 billion, is the sixth largest bank holding company headquartered in New Jersey and is the largest bank holding company headquartered in Bergen
County.